Exhibit 99.1

Western Digital Provides Information on Network Security Incident

SAN JOSE, Calif. — April 2, 2023 — Western Digital Corp. (NASDAQ: WDC) today provided information regarding a network security incident involving some of its systems and the Company’s active response to this matter.

On March 26, 2023, Western Digital identified a network security incident involving Western Digital’s systems. In connection with the ongoing incident, an unauthorized third party gained access to a number of the Company’s systems.

Upon discovery of the incident, the Company implemented incident response efforts and initiated an investigation with the assistance of leading outside security and forensic experts. This investigation is in its early stages and Western Digital is coordinating with law enforcement authorities.

The Company is implementing proactive measures to secure its business operations including taking systems and services offline and will continue taking additional steps as appropriate. As part of its remediation efforts, Western Digital is actively working to restore impacted infrastructure and services. Based on the investigation to date, the Company believes the unauthorized party obtained certain data from its systems and is working to understand the nature and scope of that data.

While Western Digital is focused on remediating this security incident, it has caused and may continue to cause disruption to parts of the Company’s business operations.

The Company will provide updates as appropriate.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the network security incident and our related responsive actions. The forward-looking statements contained in this press release are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including: additional information regarding the extent of the network security incident that we may uncover during our ongoing investigation, our ability to fully assess and remedy the security incident, and the length and scope of disruptions to our company’s business operations caused by the security incident. Additional risks and uncertainties that may cause actual results to differ materially include the risks and uncertainties listed in the company’s filings with the Securities and Exchange Commission (the “SEC”), including the company’s Form 10-K filed with the SEC on August 25, 2022, to which your attention is directed. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements to reflect new information or events, except as required by law.

About Western Digital

Western Digital is on a mission to unlock the potential of data by harnessing the possibility to use it. With Flash and HDD franchises, underpinned by advancements in memory technologies, we create breakthrough innovations and powerful data storage solutions that enable the world to actualize its aspirations. Core to our values, we recognize the urgency to combat climate change and have committed to ambitious carbon reduction goals approved by the Science Based Targets initiative. Learn more about Western Digital and the Western Digital®, SanDisk® and WD® brands at www.westerndigital.com.

© 2023 Western Digital Corporation or its affiliates. All rights reserved.

Western Digital Corp.

Investor Contact:

T. Peter Andrew

949.672.9655

peter.andrew@wdc.com

investor@wdc.com

Media Contact:

FGS Global

WesternDigital-SVC@SARDVERB.com